EXHIBIT 23.2
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

                     Consent of Independent Accountants



We consent to the incorporation by reference into this registration statement filed by MIH Limited on Form F-1 pursuant to Rule 462(b) under the Securities Act of 1933 relating to the offering covered by this registration statement of our report dated June 15, 1998 (except with respect to Note 28, as to which the date is March 23, 1999) on our audits of the financial statements of MIH Limited and the acquired MIH Businesses (predecessor to MIH Limited). We also consent to the reference to our firm under the caption "Independent Accountants".



/s/ Coopers & Lybrand                                 Johannesburg,
                                                      Republic of South Africa
Coopers & Lybrand                                     April 13, 1999
Chartered Accountants (SA)
Registered Accountants and Auditors